Exhibit 99.1

IsoRay Announces Appointment of Mark Austin as

Controller, Principal Accounting and Financial Officer

Public Accounting Background

RICHLAND, Wash., July 7, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced the appointment of Mark Austin as Controller, Principal Accounting and Financial Officer. Mr. Austin’s appointment is effective as of July 24, 2017.

Mark Austin, CPA, has over 8 years of broad accounting experience in roles of increasing responsibility at KPMG. He has extensive experience and training in all aspects of current accounting processes and procedures of public technology companies. Most recently he was Senior Manager for financial statement and internal control audits within the technology industry sector for KPMG, including a number of software and manufacturing companies and served as the Lead Manager of a global public company account for KPMG. Mr. Austin received a BS in Accounting from Santa Clara University, Santa Clara, CA and his CPA in 2010.

Thomas LaVoy, Chairman and CEO commented, “As a senior manager at a “BIG 4” accounting firm with public company experience, Mark Austin is the right person to fill this important role at IsoRay at this key time in our development. With our new sales strategies and renewed message of commitment to the brachytherapy community gaining traction, combined with our active development of Cesium-131 for other cancers, especially the brain, IsoRay will benefit from Mark’s financial experience and we welcome him to the team.”

“I’m excited to join the team at IsoRay and contribute to strengthening their financial platform for future growth. I believe that Cesium-131 has the capability to improve the lives of many cancer patients and I look forward to being a part of that effort,” said Mark Austin.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington Company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Contacts:

IsoRay Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518